Exhibit 99.1

Tactile Medical Appoints Elaine Birkemeyer as Chief Financial Officer

MINNEAPOLIS, MN, March 14, 2023 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced the appointment of Elaine Birkemeyer to the position of Chief Financial Officer, effective March 20, 2023. Ms. Birkemeyer will succeed Brent Moen, who is retiring.

“Elaine is a dynamic and purpose-driven leader with over 25 years of experience in finance, accounting, and business strategy, including extensive senior leadership experience at multiple Fortune 500 companies, leading large divisions within the healthcare, consumer and retail industries,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “I am pleased to welcome her to our executive leadership team and look forward to leveraging her financial and strategic expertise as we continue to progress towards achieving our goals for long-term, profitable growth.”

“Tactile Medical is a leader in the at-home treatment of underserved chronic conditions and I’m excited to join the team at this important time in the Company’s history,” said Ms. Birkemeyer. “With large addressable markets, a focused strategy and a recently enhanced balance sheet, Tactile Medical is poised for continued success and I look forward to working with my new colleagues as we lead the Company through its next stage of growth and development.”

Ms. Birkemeyer joins Tactile Medical from UnitedHealth Group Inc. (NYSE: UNH; market capitalization: $450 billion), a managed health care company which operates UnitedHealthcare and Optum. She began working for the company in 2014, heading finance for its Optum Operations business as Vice President, and later Senior Vice President, of Optum Operations Finance. Beginning in 2020, she served as Chief Financial Officer of Rally Health, a digital health company wholly owned by UnitedHealth Group, and most recently as Chief Financial Officer of UnitedHealth's Care Solutions portfolio, which provides home and community-based care, behavioral benefits management and care delivery, and condition-centric care.

Prior to joining UnitedHealth Group, Ms. Birkemeyer worked for Best Buy Co., Inc. (NYSE: BBY; market capitalization: $18 billion), a consumer electronics and services retailer, from 2008 to 2014. During her tenure with Best Buy, she served as Senior Finance Director, where she headed finance for its Portable Electronics and Entertainment & Mobile Electronics businesses, and as Senior Director of Strategy and Business Planning, where she oversaw the strategy, planning and program management functions for its Dotcom and Services businesses. From 2007 to 2008, Ms. Birkemeyer served as Senior Finance Manager for Sleep Number Corporation (Nasdaq: SNBR; market capitalization: $800 million), a specialty bed manufacturer and retailer. From 2003 to 2006, she worked for Target Corporation (NYSE: TGT; market capitalization: $76 billion), in a series of roles of increasing responsibility, culminating in her promotion to Senior Manager of Merchandise Finance for Target Sourcing Services, where she led the financial planning, forecasting and expense budgeting activities for Target’s private label business.

Ms. Birkemeyer holds an M.B.A. from Northwestern University 's Kellogg School of Management and a B.S. in Economics from the University of Pennsylvania's Wharton School.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including prior to identifying a successor; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations, and the Company’s inability to mitigate such impacts; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com